CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Trustees
Green Century Funds

Board of Trustees
Domini Social Trust



We consent to the use of our reports, dated September 16, 2005, for the Green Century Balanced Fund and the Green Century Equity Fund, each a series of the Green Century Funds, and for the Domini Social Index Portfolio, a series of the Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

                                             /s/KPMG LLP
                                             KPMG LLP



Boston, Massachusetts
November 18, 2005